Exhibit 99.1

NEWS RELEASE

Valvoline Reports Second-Quarter Results
•Reported net income of $63 million and earnings per diluted share (EPS) of $0.33 were flat
•Adjusted EPS increased 11% to $0.39, while adjusted EBITDA increased 10% to $134 million, including impacts from the novel coronavirus (COVID-19)
•Sales declined 2% to $578 million, while lubricant volume declined 6% to 41.7 million gallons
•Quick Lubes system-wide same-store sales (SSS) grew 0.7%
•Cash and cash equivalents on hand were approximately $775 million as of April 30, 2020

LEXINGTON, Ky., May 6, 2020 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its second fiscal quarter ended March 31, 2020.

“We continue to focus on the health and safety of our employees, customers and business partners as well as on support for the communities where we operate as we manage through the COVID-19 health crisis," said Sam Mitchell, CEO. "Our results in Q2 reflect a strong start to the quarter, where we saw sales up 2%, including low double-digit same-store sales growth, and EBITDA growth in the mid-teens for the first two months. In March, we began to see meaningful impacts to our business due to the decline in miles driven caused by the COVID-19 shelter-in-place and lockdown regulations. In March, we also saw a healthy rebound in China as local restrictions there began to ease.

"As the COVID-19 crisis continues, we are monitoring the situation closely and proactively managing our operational response and taking steps to maintain financial flexibility.”

Second-Quarter Results

Reported second-quarter 2020 net income and EPS were $63 million and $0.33, respectively. These results included net after-tax expense of $11 million ($0.06 per diluted share), primarily related to debt redemption costs of $14 million ($0.08 per diluted share) and pension and other post-employment benefit (OPEB) income of $7 million ($0.04 per diluted share) as well as other expenses totaling $4 million ($0.02 per diluted share). Reported second-quarter 2019 net income and EPS were $63 million and $0.33, respectively. These results included after-tax expense of $4 million ($0.02 per diluted share) primarily related to restructuring expenses.

Second-quarter 2020 adjusted net income and adjusted EPS were $74 million and $0.39, respectively, compared to adjusted net income of $67 million and adjusted EPS of $0.35 in the prior-year period (see Table 7 for reconciliation of adjusted net income and adjusted EPS). Adjusted EBITDA in the quarter was $134 million, a 10 percent increase compared to the prior-year period, including a reduction to variable compensation expense of $14 million recorded in Unallocated and Other due to reduced full-year earnings expectations.

Operating Segment Results
Quick Lubes
•SSS grew 0.7% overall, 0.5% for company-owned stores and 0.8% for franchised stores
•Operating income decreased $4 million to $40 million; EBITDA decreased $3 million to $50 million
•Quick Lubes ended the quarter with 1,419 total company-owned and franchised stores, a net increase of 12 during the period and 92 versus the prior year
Quick Lubes’ system-wide SSS increased 0.7% for the full-quarter and 11.6% for the first two months ending in February. These growth rates build off very strong performances in the prior-year periods of approximately 10% each. However, with shelter-in-place directives implemented across most of North America, March results were impacted by an abrupt decrease in miles driven with SSS declining to 18.2%, primarily due to lower transactions, which impacted overall segment profitability.

Valvoline continues to invest in the brand as part of its long-term strategy, including technology, non-oil change services, front-line talent and network expansion.

Nearly all company-owned and franchised stores remain open, leveraging the Company's minimal-customer-contact, stay-in-your-car service model while flexing store labor in response to reduced traffic. The Company is following federal, CDC and state regulations and has implemented process adjustments to keep store employees and customers safe.

Core North America
•Lubricant volume declined 7% to 20.9 million gallons
•Branded premium mix increased 420 basis points to 57.7%
•Operating income increased $7 million to $47 million; adjusted EBITDA increased $6 million to $51 million
The improvement in segment profitability year-over-year was primarily driven by favorable mix and benefits of the operating expense reduction program launched last year.

The majority of the volume decline was in the installer channel, driven by the Company's decisions to not renew lower-margin business and to repurchase inventory from a distributor partner as part of ongoing efforts to improve inventory management. As expected, branded volume in the retail channel declined versus the prior year period but improved sequentially.

International

•Lubricant volume declined 9% to 13.7 million gallons
•Lubricant volume from unconsolidated joint ventures declined 13% to 8.6 million gallons
•Operating income decreased $5 million to $18 million; EBITDA decreased $5 million to $19 million
The International segment was impacted by COVID-19 for the majority of the quarter, beginning in China in late January and expanding to most regions by the end of March. Sales and volume trends in China improved noticeably in March, construction of the Company's lubricants plant restarted and work-from-home protocols substantially ended.

The decline in segment EBITDA was largely driven by lower volume, decreased profit contribution from unconsolidated joint ventures and unfavorable foreign exchange impacts of $1 million.

Balance Sheet and Cash Flow
•Total debt of approximately $2.0 billion and net debt of approximately $1.2 billion
•On February 25, the Company completed the issuance of 4.250% Senior Notes due 2030 with an aggregate principal amount of $600 million and used the proceeds to redeem its 5.500% Senior Notes due 2024 with an aggregate principal amount of $375 million and pay related expenses and fees, prepay $100 million of its Term Loan A and use the remainder for general corporate purposes
•During the second quarter, Valvoline repurchased $60 million or 3.4 million shares of its common stock; share repurchases were suspended in the second half of March as the COVID-19 crisis accelerated
•Year-to-date cash flow from operations of $154 million; free cash flow of $97 million
•Total net pension and OPEB obligations of $374 million as of March 31, with a total 84% funded status; no material required contributions expected before 2023
As of April 30, 2020, Valvoline had cash and cash equivalents on hand of approximately $775 million, essentially unchanged from March 31. The Company also has access to additional liquidity of over $100 million under its credit and accounts receivables securitization facilities. The Company continues to evaluate options to enhance its liquidity and financial flexibility.

Outlook
"The overall impact of COVID-19 was relatively moderate in Q2," Mitchell said. "While we expect more significant impacts in the current quarter, we are encouraged by improving recent trends across our segments, especially as miles driven begins to improve with regions starting to reopen."

“Our cash position remains healthy driven by the actions we’ve taken to reduce operating costs and increase financial flexibility as well as due to the stability and durability of our preventative-maintenance business model, which has performed well across previous economic cycles. Given the strength of our balance sheet and competitive advantages of our operations coming into the COVID-19 pandemic, I am confident that we can weather the challenges it presents.

"The talent and endurance of our people are providing a solid foundation for our business today and position us well for the expected recovery to come. I want to thank the entire Valvoline team for their continued dedication and commitment to our people, customers, partners and communities during this time of uncertainty."

Mitchell continued, "Our strategy is to build a more service-driven company over time and that has not changed even in this challenging environment. We remain confident in the long-term health and outlook for the business."

In a press release dated March 24, 2020, Valvoline withdrew its previous guidance for the current fiscal year due to the uncertainty surrounding the ongoing COVID-19 impacts on the business. The duration and severity of these impacts remains unclear, and as such the Company is not providing guidance for fiscal 2020 at this time.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal second quarter 2020 conference call at 9 a.m. ET on Thursday, May 7, 2020. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available.

Basis of Presentation
Certain prior-year amounts have been reclassified to conform to current-year presentation. In addition, the company adopted the new lease accounting standard, effective at the beginning of fiscal 2020, using the optional approach to transition. Under this method, financial information related to periods prior to adoption were not adjusted and will be as originally reported under the previous leasing standard. The effects of adopting the new lease standard were recognized as a cumulative net of tax adjustment that decreased opening retained deficit by approximately $1 million. The most significant impact of adoption was the recognition of incremental lease assets and liabilities of $219 million and $214 million, respectively. The company expects the impact of adoption to be immaterial to its statements of consolidated income and cash flows on an ongoing basis.

Key Business Measures
Valvoline tracks its operating performance and manages its business using certain key measures, including system-wide, company-owned and franchised store counts and same-store sales; Express Care store counts; lubricant volumes sold by unconsolidated joint ventures; and total lubricant volumes sold and percentage of premium lubricants sold. Management believes these measures are useful to evaluating and understanding Valvoline’s operating performance and should be considered as supplements to, not substitutes for, Valvoline's sales and operating income, as determined in accordance with U.S. GAAP.

Sales in the Quick Lubes reportable segment are influenced by the number of service center stores and the business performance of those stores. Stores are considered open upon acquisition or opening for business. Temporary store closings remain in the respective store counts with only permanent store closures reflected in the end of period store counts and activity. SSS is defined as sales by Quick Lubes service center stores (company-owned, franchised and the combination of these for system-wide SSS), with new stores excluded from the metric until the completion of their first full fiscal year in operation as this period is generally required for new store sales levels to begin to normalize. Differences in SSS are calculated to determine the percentage change between comparative periods. Quick Lubes revenue is limited to sales at company-owned stores, sales of lubricants and other products to independent franchisees and Express Care operators and royalties and other fees from franchised stores. Although Valvoline does not recognize store-level sales from franchised or Express Care stores as revenue in its Statements of Consolidated Income, management believes system-wide and franchised SSS comparisons and store counts, in addition to Express Care store counts, are useful to assess the operating performance of the Quick Lubes reportable segment and the operating performance of an average Quick Lubes store.

Lubricant volumes sold by unconsolidated joint ventures are used to measure the operating performance of the International operating segment. Valvoline does not record lubricant sales from unconsolidated joint venture as International reportable segment revenue. International revenue is limited to sales by Valvoline's consolidated affiliates. Although Valvoline does not record sales by unconsolidated joint ventures as revenue in its Condensed Consolidated Statements of Comprehensive Income, management believes lubricant volumes including and sold by unconsolidated joint ventures is useful to assess the operating performance of its investments in joint ventures.

Management also evaluates lubricant volumes sold in gallons by each of its reportable segments and premium lubricant percentage, defined as premium lubricant gallons sold as a percentage of U.S. branded lubricant volumes for the Quick Lubes and Core North America segments and as a percentage of total segment lubricant volume for the International segment. Premium lubricant products generally provide a higher contribution to segment profitability and the percentage of premium volumes is useful to evaluating and understanding Valvoline’s operating performance.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above,

as well as the estimated net impact of the enactment of tax reform and debt extinguishment and modification costs that are not reflective of the Company’s ongoing operational performance or liquidity; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis.

Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, one should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, one should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q and the supplemental “Risk Factor” included in Valvoline’s current report on Form 8-K filed on March 24, 2020, all of which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations
+1 (859) 357-2798
scornett@valvoline.com

Michele Gaither Sparks
Sr. Director, Corporate Communications
+1 (859) 230-8079
michele.sparks@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2020	2019	2020	2019
Sales	$578	$591	$1,185	$1,148
Cost of sales	371	388	767	762
GROSS PROFIT	207	203	418	386
Selling, general and administrative expenses	96	113	213	218
Net legacy and separation-related expenses (income)	—	3	(1)	3
Equity and other income, net	(6)	(9)	(15)	(18)
OPERATING INCOME	117	96	221	183
Net pension and other postretirement plan income	(9)	(3)	(18)	(5)
Net interest and other financing expenses	38	19	54	36
INCOME BEFORE INCOME TAXES	88	80	185	152
Income tax expense	25	17	49	36
NET INCOME	$63	$63	$136	$116

NET EARNINGS PER SHARE
BASIC	$0.33	$0.33	$0.72	$0.61
DILUTED	$0.33	$0.33	$0.72	$0.61

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	188	189	188	189
DILUTED	188	189	189	189

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	March 31	September 30
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$774	$159
Accounts receivable, net	352	401
Inventories, net	209	194
Prepaid expenses and other current assets	49	43
Total current assets	1,384	797

Noncurrent assets
Property, plant and equipment, net	509	498
Operating lease assets	254	—
Goodwill and intangibles, net	503	504
Equity method investments	37	34
Deferred income taxes	99	123
Other noncurrent assets	131	108
Total noncurrent assets	1,533	1,267

Total assets	$2,917	$2,064

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$—	$15
Trade and other payables	186	171
Accrued expenses and other liabilities	215	237
Total current liabilities	401	423

Noncurrent liabilities
Long-term debt	2,003	1,327
Employee benefit obligations	361	387
Operating lease liabilities	226	—
Other noncurrent liabilities	163	185
Total noncurrent liabilities	2,753	1,899

Stockholders' deficit	(237)	(258)

Total liabilities and stockholders’ deficit	$2,917	$2,064

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Six months ended
	March 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$136	$116
Adjustments to reconcile net income to cash flows from operating activities
Loss on extinguishment of debt	19	—
Depreciation and amortization	31	28
Equity income from unconsolidated affiliates, net of distributions	(1)	(2)
Pension contributions	(5)	(2)
Stock-based compensation expense	3	5
Other, net	3	1
Change in operating assets and liabilities	(32)	(12)
Total cash provided by operating activities	154	134

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(57)	(48)
Acquisitions, net of cash acquired	(11)	(35)
Other investing activities, net	(3)	(2)
Total cash used in investing activities	(71)	(85)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings, net of issuance costs	1,132	162
Repayments on borrowings	(475)	(137)
Premium paid to extinguish debt	(15)	—
Repurchases of common stock	(60)	—
Cash dividends paid	(42)	(40)
Other financing activities	(3)	(5)
Total cash provided by (used in) financing activities	537	(20)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	(4)	—
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	616	29
Cash, cash equivalents, and restricted cash - beginning of period	159	96
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$775	$125

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended March 31
	2020				2019
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Quick Lubes	$212	$40	$10	$50	$200	$44	$9	$53
Core North America	238	47	4	51	243	40	4	44
International	128	18	1	19	148	23	1	24
Total operating segments	578	105	15	120	591	107	14	121
Unallocated and other (a)		12		21		(11)		(8)
Total results	578	117	15	141	591	96	14	113
Key items:
Net pension and other postretirement plan income		—		(9)		—		(3)
Net legacy and separation-related expenses		—		—		3		3
Acquisition and divestiture-related costs		2		2		—		—
Restructuring and related expenses		—		—		8		8
Business interruption expenses (b)		—		—		1		1
Adjusted results	$578	$119	$15	$134	$591	$108	$14	$122

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are included in Cost of sales within the Statements of Consolidated Income and included within operating segment operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the three months ended March 31, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 34.3% and 34.5% for the three months ended March 31, 2019, respectively.

							Table 4 (continued)

	Six months ended March 31
	2020				2019
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Quick Lubes	$430	$78	$20	$98	$389	$82	$17	$99
Core North America	486	93	8	101	475	71	8	79
International	269	38	3	41	284	41	3	44
Total operating segments	1,185	209	31	240	1,148	194	28	222
Unallocated and other (a)		12		30		(11)		(6)
Total results	1,185	221	31	270	1,148	183	28	216
Key items:
Net pension and other postretirement plan income		—		(18)		—		(5)
Net legacy and separation-related (income) expenses		(1)		(1)		3		3
Acquisition and divestiture-related costs		2		2		—		—
Restructuring and related expenses		1		1		8		8
Business interruption expenses (b)		—		—		1		1
Adjusted results	$1,185	$223	$31	$254	$1,148	$195	$28	$223

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related expenses and certain other corporate costs not allocated to the operating segments.
(b) Business interruption expenses associated with Valvoline's Deer Park, Texas facility are included in Cost of sales within the Statements of Consolidated Income and included within operating segment operating income. Refer to Table 8 for details of the expenses incurred by operating segment during the six months ended March 31, 2019. Reported and adjusted consolidated gross profit as a percent of sales was 33.6% and 33.7% for the six months ended March 31, 2019, respectively.

Valvoline Inc. and Consolidated Subsidiaries					Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

		Three months ended		Six months ended
		March 31		March 31
		2020	2019	2020	2019
QUICK LUBES
	Lubricant sales (gallons)	7.1	7.0	14.4	13.5
	Premium lubricants (percent of U.S. branded volumes)	67.5%	64.6%	67.0%	64.2%
	Gross profit as a percent of sales (a)	36.6%	39.6%	37.0%	39.0%
	Same-store sales growth - Company-owned (b)	0.5%	10.2%	3.4%	10.0%
	Same-store sales growth - Franchised (b) (c)	0.8%	11.2%	5.2%	10.5%
	Same-store sales growth - Combined (b) (c)	0.7%	10.8%	4.5%	10.3%
CORE NORTH AMERICA
	Lubricant sales (gallons)	20.9	22.4	42.3	44.1
	Premium lubricants (percent of U.S. branded volumes)	57.7%	53.5%	56.8%	51.7%
	Gross profit as a percent of sales (a) (d)	37.2%	34.2%	36.7%	33.0%
INTERNATIONAL
	Lubricant sales (gallons) (e)	13.7	15.0	28.4	28.8
	Lubricant sales (gallons), including unconsolidated joint ventures (f)	22.3	24.9	47.8	49.1
	Premium lubricants (percent of lubricant volumes)	27.7%	28.1%	26.7%	28.3%
	Gross profit as a percent of sales (a)	30.2%	27.8%	29.4%	27.5%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Valvoline determines same-store sales growth on a fiscal year basis, with new stores excluded from the metric until the completion of their first full fiscal year in operation.
(c)	Valvoline franchisees are distinct legal entities and Valvoline does not consolidate the results of operations of its franchisees.
(d)	Pre-tax adjustments associated with business interruption expenses are recorded in Cost of sales within the Core North America operating segment. Reported gross profit as a percent of sales is presented in the table above. Adjusted gross profit as a percent of sales was 34.6% and 33.2% for the three and six months ended March 31, 2019, respectively.
(e)	Excludes volumes from unconsolidated joint ventures.
(f)	Valvoline unconsolidated joint ventures are distinct legal entities and Valvoline does not consolidate the results of operations of its unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019

Beginning of period	524	519	501	483	471
Opened	7	2	12	4	7
Acquired	1	7	6	13	5
Net conversions between company-owned and franchised	4	(4)	—	1	—
Closed	—	—	—	—	—
End of period	536	524	519	501	483

	Franchised
	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019

Beginning of period	883	866	851	844	830
Opened	8	13	15	11	15
Acquired	—	—	—	—	—
Net conversions between company-owned and franchised	(4)	4	—	(1)	—
Closed	(4)	—	—	(3)	(1)
End of period (a)	883	883	866	851	844

Total stores	1,419	1,407	1,385	1,352	1,327

	Express Care
	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019	Third Quarter 2019	Second Quarter 2019

Number of locations at end of period (a)	301	307	307	307	336

(a) Included in the end of period store counts as of March 31, 2020 were 26 franchised and 12 Express Care service center stores temporarily closed at the discretion of the respective independent operators due to the impacts of COVID-19.

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2020	2019	2020	2019

Reported net income	$63	$63	$136	$116
Adjustments:
Net pension and other postretirement plan income	(9)	(3)	(18)	(5)
Net legacy and separation-related expenses (income)	—	3	(1)	3
Debt extinguishment and modification costs	19	—	19	—
Acquisition and divestiture-related costs (a)	2	—	2	—
Restructuring and related expenses (a)	—	8	1	8
Business interruption expenses (b)	—	1	—	1
Total adjustments, pre-tax	12	9	3	7
Income tax expense of adjustments	(3)	(3)	(1)	(3)
Income tax adjustments (c)	2	(2)	2	(2)
Total adjustments, after tax	11	4	4	2
Adjusted net income	$74	$67	$140	$118

Reported diluted earnings per share	$0.33	$0.33	$0.72	$0.61
Adjusted diluted earnings per share	$0.39	$0.35	$0.74	$0.62

Weighted average diluted common shares outstanding	188	189	189	189

(a)	Pre-tax adjustments associated with acquisition-related costs and restructuring and related expenses were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income. Adjusted Selling, general and administrative expenses for the three and six months ended March 31, 2020 were $95 million and $211 million, respectively, and $105 million and $210 million for the three and six months ended March 31, 2019, respectively. In addition, divestiture-related costs were recorded in Equity and other income, net, as reported within the Statements of Consolidated Income. Adjusted
Equity and other income, net, was $7 million and $16 million for the three and six months ended March 31, 2020, respectively.
(b)	Pre-tax adjustments associated with business interruption expenses were recorded in Cost of sales as reported within the Statements of Consolidated Income in the three and six months ended March 31, 2019. Adjusted Cost of sales for the three and six months ended March 31, 2019 were $387 million and $761 million, respectively.
(c)	Income tax adjustments in fiscal 2020 and 2019 relate to tax reform in India and Kentucky, respectively.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2020	2019	2020	2019
Adjusted EBITDA - Valvoline
Net income	$63	$63	$136	$116
Add:
Income tax expense	25	17	49	36
Net interest and other financing expenses	38	19	54	36
Depreciation and amortization	15	14	31	28
EBITDA	141	113	270	216
Key items: (a)
Net pension and other postretirement plan income	(9)	(3)	(18)	(5)
Net legacy and separation-related expenses (income)	—	3	(1)	3
Acquisition and divestiture-related costs	2	—	2	—
Restructuring and related expenses	—	8	1	8
Business interruption expenses	—	1	—	1
Adjusted EBITDA	$134	$122	$254	$223

Adjusted EBITDA - Core North America
Operating income	$47	$40	$93	$71
Add:
Depreciation and amortization	4	4	8	8
EBITDA	51	44	101	79
Key item: (a)
Business interruption expenses	—	1	—	1
Adjusted EBITDA	$51	45	$101	$80

Adjusted EBITDA - Unallocated and other
Operating income (loss)	$12	$(11)	$12	$(11)
Add:
Depreciation and amortization	—	—	—	—
Net pension and other postretirement plan income	9	3	18	5
EBITDA	21	(8)	30	(6)
Key items: (a)
Net pension and other postretirement plan income	(9)	(3)	(18)	(5)
Net legacy and separation-related expenses (income)	—	3	(1)	3
Acquisition and divestiture-related costs	2	—	2	—
Restructuring and related expenses	—	8	1	8
Adjusted EBITDA	$14	$—	$14	$—

(a) Key items were recorded in Core North America and Unallocated and Other. The tables above reconcile Core North America and Unallocated and other operating income (loss) and relevant other items reported below operating income (loss), as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Six months ended
	March 31
Free cash flow (a)	2020	2019
Total cash flows provided by operating activities	$154	$134
Adjustments:
Additions to property, plant and equipment	(57)	(48)
Free cash flow	$97	$86

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.